Exhibit 10.24

CONSENT AND FIRST AMENDMENT TO

CREDIT AGREEMENT

THIS CONSENT AND FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of this 4th day of October, 2017 by and among BROOKS AUTOMATION, INC., a Delaware corporation (“Brooks”),  BIOSTORAGE TECHNOLOGIES, INC., a Delaware corporation (“BioStorage”, and together with Brooks, each a “Borrower” and jointly and severally, collectively, the “Borrowers”),  Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), Wells Fargo, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Sole Lead Arranger”), Wells Fargo, as sole book runner (in such capacity, together with its successors and assigns in such capacity, the “Sole Book Runner”), Wells Fargo, as a Lender, and JPMORGAN CHASE BANK, N.A., a national banking association (“JPM”), as a Lender.

W I T N E S S E T H:

WHEREAS, the Borrowers and the Agent are parties to a certain Credit Agreement, dated as of May 26, 2016  (as amended, modified, supplemented or restated and in effect from time to time, collectively, the “Credit Agreement”), pursuant to which the Lenders made certain financial accommodations to the Borrowers.

WHEREAS, JPM desires to become a Lender under the Credit Agreement, and the Agent is so willing to grant such request.

WHEREAS, the Borrowers intend to enter into a term loan facility to be provided by Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent  (in such capacities, “MSSF”), and certain institutions, as lenders, in the maximum principal amount of $200,000,000 (subject to increases of principal to the extent not prohibited by the Intercreditor Agreement), which shall be secured by a Lien on the Collateral (the “MSSF Term Loan”).

WHEREAS, the Borrowers must obtain the consent of the Agent and the Lenders in order to consummate the MSSF Term Loan, and have requested such consent herein.

WHEREAS, the Agent and the Lender are willing to consent to the MSSF Term Loan, subject to the terms and conditions as provided herein.

WHEREAS, the Borrowers, the Agent and the Lenders have agreed to modify and amend certain terms and conditions of the Credit Agreement, all as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrowers, the Agent and the Lenders agree as follows:

1. Capitalized Terms. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

2. Addition of JPM as Lender.  Pursuant to the terms and conditions of the Credit Agreement, including, without limitation, Section 13.1 thereof, simultaneous with the execution by JPM of this Amendment and the Assignment and Acceptance attached hereto as Exhibit A,  JPM shall become party to the Credit Agreement and the other Loan Documents as a Lender with a Commitment in the amount shown for JPM on Schedule C-1 to the Credit Agreement (as amended hereby).

3. Consent to the MSSF Term Loan. Notwithstanding the terms and conditions of the Credit Agreement to the contrary, but subject to the terms and conditions hereof:

(i)the Agent and the Lenders hereby consent to the Borrowers entering into the MSSF Term Loan, including, without limitation, the incurrence of the Indebtedness thereby and the granting of the Liens to secure such Indebtedness; and

(ii)the Agent and the Lenders hereby agree to and do hereby permit any act or action required to consummate, and agree to and hereby do waive compliance with any provision of the Credit Agreement or any other Loan Document that would prohibit or restrict the incurrence of the MSSF Term Loan.

4. Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:
(a)	Section 2.3(b) (Making of Swing Loans) of the Credit Agreement is hereby deleted in its entirety, and the following substituted in its stead:

 “(b)Making of Swing Loans.    From and after the First Amendment Effective Date, in the case of a request for a Revolving Loan and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $7,500,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account.  Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any

Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Excess Availability on such Funding Date.  Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan.  The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.”

(b)	Section 2.3(c)(i) (Making of Revolving Loans) of the Credit Agreement is hereby deleted in its entirety, and the following substituted in its stead:

“(i)In the event that Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b), then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is 1 Business Day prior to the requested Funding Date.  If Agent has notified the Lenders of a requested Borrowing on the Business Day that is 1 Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. on the Business Day that is the requested Funding Date.  After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3  will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Excess Availability on such Funding Date.”

(c)	Section 2.4(e)(ii) (Dispositions) of the Credit Agreement is hereby amended by inserting the following provision at the end thereof:

“Notwithstanding the foregoing, so long as the MSSF Term Loan (or any Refinancing thereof) is outstanding, the obligations of the Loan Parties to pay over any Net Cash Proceeds shall be as follows: (i) Net Cash Proceeds of any Collateral that constitutes ABL Priority Collateral shall be applied to the Indebtedness as provided for above and in accordance with the Intercreditor Agreement, and (ii) Net Cash Proceeds of any Collateral that constitutes Term Loan Priority Collateral shall be applied to the MSSF Term Loan in accordance with the MSSF Loan Agreement and the Intercreditor Agreement.  At such time as the MSSF Term Loan (or any Refinancing thereof) is no longer  outstanding, Net Cash Proceeds of any Collateral shall be applied to the Indebtedness as provided for above.”

(d)	Section 2.10(c) (Field Examination and Other Fees) of the Credit Agreement is hereby deleted in its entirety, and the following substituted in its stead:

“(c)Field Examination and Other Fees.  Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Borrower performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus reasonable out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of any Loan Party or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess any Loan Party’s' business valuation; provided, that so long as no Event of Default shall have occurred and be continuing, (a) Borrowers shall not be obligated to reimburse Agent for more than one (1) field examination during any calendar year, or more than one (1) appraisal of the Collateral during any calendar year, if Excess Availability is at all times greater than or equal to the greater of (x) 15% of the Maximum Revolver Amount and (y) $11,250,000 during such calendar year, and (b) Borrowers shall not be obligated to reimburse Agent for more than two (2) field examinations during any calendar year, or more than two (2) appraisals of the Collateral during any calendar year, if Excess Availability is at any time less than the greater of (x) 15% of the Maximum Revolver Amount and (y) $11,250,000 during such calendar year.”

(e)	Section 2.11(b)(i) (Letters of Credit) of the Credit Agreement is hereby deleted in its entirety, and the following substituted in its stead:

“(i)the Letter of Credit Usage would exceed $7,500,000, or”

(f)

Section 3.2 (Conditions Precedent to all Extensions of Credit) of the Credit Agreement is hereby amended by (1) deleting the word “and” from the end of subsection (a), (2) replacing the period at the end of subsection (b) with a reference to “; and” and (3) adding the following new subsection (c) at the end thereof:

“(c)after giving effect to the making of any such Revolving Loan or extension of  credit, the Revolver Usage shall not be in violation of the terms and conditions of Section 2.1(a).”

(g)	Section 2.11(g) of the Credit Agreement is hereby deleted in its entirety, and the following substituted in its stead:

“(g)The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct (and excluding, for the avoidance of doubt, special, indirect, consequential, punitive or exemplary) damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit.  Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.  Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder.  Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit.  Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.”

(h)	Section 4.23(b) (Eligible Inventory, Eligible Equipment) of the Credit Agreement is hereby deleted in its entirety, and the following substituted in its stead:

“(b) RESERVED.”

(i)	The following shall be added as the new Section 4.30 of the Credit Agreement:

“4.30MSSF  Loan Documents.  As of the First Amendment Effective Date, the Loan Parties have delivered to Agent a complete and correct copy of the MSSF Loan Documents.  No Loan Party is in default in the performance or compliance with any provisions thereof.  The Loan Parties have each duly taken all necessary corporate action to authorize the execution, delivery and performance of the

MSSF Loan Documents and the consummation of transactions contemplated thereby.”

(j)	Section 5.1 (Financial Statements, Reports, Certificates) of the Credit Agreement is hereby deleted in its entirety, and the following substituted in its stead:

“5.1Financial Statements, Reports, Certificates

.  Borrowers (a) will deliver to Agent, who shall deliver to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Administrative Borrower, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, Borrowers will provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.”

(k)	Section 5.2 (Reporting) of the Credit Agreement is hereby deleted in its entirety, and the following substituted in its stead:

“5.2Reporting

.  Borrowers (a) will deliver to Agent, who shall deliver to each Lender, each of the reports set forth on Schedule 5.2 at the times specified therein; provided that upon the occurrence of a Cash Dominion Period, Agent may accelerate any such time period specified in Schedule 5.2, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.”

(l)	Section 5.16 (Bank Products) of the Credit Agreement is hereby deleted in its entirety, and the following substituted in its stead:

“5.16 Bank Products.  On or before the date that is 120 days after the First Amendment Effective Date, the Loan Parties shall establish either their primary (i) United States or (ii) international depository and treasury management relationships with Wells Fargo or one or more of its Affiliates, provided that products and services will be competitively priced, and will maintain such depository and treasury management relationships at all times during the term of the Agreement.”

(m)

Section 6.6(a)  (Prepayments and Amendments) of the Credit Agreement is hereby amended by (1) deleting the word “or” from the end of subclause (i), (2) replacing the period at the end of subclause (ii) with a reference to “; or” and (3) adding the following new subclause (iii) at the end thereof:

“(iii)make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to the MSSF Term Loan,  except (1) regularly scheduled payments of principal, interest, fees, costs and expenses, as required by the MSSF Loan Agreement, (2) excess cash flow payments required by Section 2.08(c) of the MSSF Loan Agreement (collectively, the “MSSF ECF Payments”); provided that if before and after giving effect to such MSSF ECF Payments, a Default or Event of Default shall exist, the Loan Parties shall be prohibited from utilizing the proceeds from any Revolving Loans to make any MSSF ECF Payments,  and (3) any other payments not prohibited by the Intercreditor Agreement.”

(n)

Section 6.6(b) (Prepayments and Amendments) of the Credit Agreement is hereby amended by (1) deleting the word “or” from the end of subclause (ii), (2) replacing the period at the end of subclause (iii) with a reference to “; or” and (3) adding the following new subclause (iv) at the end thereof:

“(iv)the MSSF Loan Documents, except to the extent not prohibited by the Intercreditor Agreement, and provided that the Loan Parties shall promptly notify the Agent of any proposed amendments, modifications or changes to the MSSF Loan Documents as to which the Agent’s consent is not required pursuant to the Intercreditor Agreement, and shall  provide the Agent with complete copies of such amendments, modifications or changes to the MSSF Loan Documents reasonably contemporaneously with the execution and delivery thereof.”

(o)	Section 7(a) (Fixed Charge Coverage Ratio) of the Credit Agreement is hereby deleted in its entirety, and the following substituted in its stead:

“(a)Fixed Charge Coverage Ratio.  During any Financial Covenant Triggering Period, have a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 measured at a month-end on a trailing twelve month basis commencing with the month-end immediately preceding the month in which the Financial Covenant Triggering Period began, and thereafter, as of the end of each month thereafter on a trailing twelve month basis until the Financial Covenant Triggering Period has ended.”

(p)	The following shall be added as the new Section 8.13 of the Credit Agreement:

“8.13MSSF Term Loan.  Any “Event of Default” occurs under and as defined in the MSSF Loan Documents.”

(q)	Section 14.1(c) of the Credit Agreement is hereby deleted in its entirety, and the following substituted in its stead:

“(c) No amendment, waiver, modification, elimination, or consent shall amend, without written consent of (i) Agent, (ii) Borrowers and (iii) Lenders (other than Defaulting Lenders) having or holding more than 80% of aggregate Revolving Loan Exposure of all Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Finished Goods Inventory, Eligible Raw Material Inventory and Eligible Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c);”

(r)	Schedule 1.1 (Definitions) to the Credit Agreement is hereby amended as follows:
a)	The definition of “Borrowing Base” is hereby deleted in its entirety, and the following substituted in its stead:

““Borrowing Base” means, as of any date of determination, the result of:

(a)85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve,

plus

(b)(i)  the lesser of (A) the product of 65% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Finished Goods Inventory at such time, and (B) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Finished Goods Inventory (such determination may be made as to different categories of Eligible Finished

Goods Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(ii)  the lesser of (A) the product of 65% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Raw Material Inventory at such time, and (B) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Raw Material Inventory (such determination may be made as to different categories of Eligible Raw Material Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(iii) the lesser of (A) the product of 65% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Work in Process Inventory at such time, and (B) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Work in Process Inventory (such determination may be made as to different categories of Eligible Work in Process Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, provided that the sum of the amount of the foregoing subsections (i), (ii) and (iii) shall not, in the aggregate, exceed the Inventory Sublimit,

minus

(c)the aggregate amount of all Reserves, if any, established by Agent under Section 2.1(c) of the Agreement.”

b)	The definition of “Continuing Director” is hereby deleted in its entirety, and the following substituted in its stead:

““Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Administrative Borrower on the Closing Date, and (b) any

individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors.”

c)	Subclause (a) of the definition of “Eligible Accounts” is hereby deleted in its entirety, and the following substituted in its stead:

“(a)Accounts that the Account Debtor has failed to pay within 90 days of original invoice date, or Accounts with selling terms of more than 90 days;  provided that,  with regard to Accounts that the Account Debtor has failed to pay within 91 days but no more than 120 days of original invoice date, or Accounts with selling terms of more than 90 days but no more than 120 days, Agent may elect, in its Permitted Discretion, to include up to $4,000,000 of such Accounts as Eligible Accounts if all other terms and conditions of the definition of Eligible Accounts are satisfied,”

d)	Subclause (f) of the definition of “Eligible Accounts” is hereby deleted in its entirety, and the following substituted in its stead:

“(f)Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, Canada or the United Kingdom, or (ii) is not organized under the laws of the United States, any state thereof,  Canada or the United Kingdom, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,”

e)	Subclause (i) of the definition of “Eligible Accounts” is hereby deleted in its entirety, and the following substituted in its stead:

“(i)Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 15%, unless the Agent agrees to a higher percentage; provided however, such percentage shall be increased to 20% with respect to Accounts owing from Applied Materials, Inc. (any such percentages, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,”

f)	The definition of “Eligible Equipment” shall be deleted in its entirety.
g)	The definition of “Fixed Asset Availability” shall be deleted in its entirety.
h)	The definition of “Fixed Asset Reserve” shall be deleted in its entirety.
i)	The definition of “Hedge Provider” is hereby deleted in its entirety, and the following substituted in its stead:

““Hedge Provider” means Wells Fargo, any Lender, or any of their Affiliates.”

j)	The definition of “Issuing Bank” is hereby deleted in its entirety, and the following substituted in its stead:

““Issuing Bank”  means Wells Fargo, and, solely with respect to the Letters of Credit set forth on Schedule L-1 in effect on the First Amendment Effective Date, JPM;  provided that JPM shall have no right to issue any Letters of Credit pursuant to Section 2.11.”

k)	The definition of “Maturity Date” is hereby deleted in its entirety, and the following substituted in its stead:

““Maturity Date” means the earlier to occur of (i) October 4, 2022 and (ii) such date that is 90 days prior to the maturity, expiration and/or termination of the MSSF Term Loan.”

l)	The definition of “Net Orderly Liquidation Value” shall be deleted in its entirety.
m)	The definition of “Permitted Acquisition” is hereby deleted in its entirety, and the following substituted in its stead:

““Permitted Acquisition” means:

(1) with regard to any individual Acquisition with (i) aggregate consideration of greater than $15,000,000, or (ii) the assets being acquired or the Person whose Equity Interests are being acquired has negative Acquisition EBITDA in excess of <$2,500,000> during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition:

(a)  no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b)  no Indebtedness will be incurred, assumed, or would exist with respect to any Borrower or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (f) or (g) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Borrower or its Subsidiaries as a result of such Acquisition other than Permitted Liens,

(c)  Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(d) Borrowers shall have provided Agent with written confirmation, supported by reasonably detailed calculations that (i) after giving effect to the payments associated with such Permitted Acquisition, Excess Availability shall be no less than $15,000,000, and (ii) after giving effect to the payments associated with such Permitted Acquisition,  solely if Excess Availability is less than $25,000,000, on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrowers and Agent) created by adding the historical combined financial statements of Borrowers (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrowers and their Subsidiaries (A) would have a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 for the fiscal quarter ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (B) are projected to have a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 for each of the four (4) fiscal quarters in the period ended one year after the proposed date of consummation of such proposed Acquisition,

(e)  Borrowers have provided Agent with written notice of the proposed Acquisition at least 10 days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(f)  the assets being acquired (other than a de minimis amount of assets in relation to Borrowers’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrowers and their Subsidiaries or a business reasonably related thereto, and

(g)  the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12 of the Agreement, as applicable, of the Agreement and, in the case of an acquisition of Equity Interests, the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties;

provided that if any such proposed Acquisition pursuant to this subclause (1) satisfies each condition hereunder other than satisfying subclause (d) above, Agent nonetheless agrees to either issue or withhold Agent’s consent, in its sole discretion and at its sole option, to such Acquisition:

(A) within one week of receipt of the due diligence information required by subclause (c) above if the Borrowers have provided

Agent with written confirmation, supported by reasonably detailed calculations, that after giving effect to the payments associated with such proposed Acquisition either (y) Excess Availability shall be no less than $20,000,000, or (z) (i) Excess Availability shall be no less than $10,000,000 and (ii) Borrowers and their Subsidiaries (1) would have a Fixed Charge Coverage Ratio of at least 1.20 to 1.00 for the fiscal quarter ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (2) are projected to have a Fixed Charge Coverage Ratio of at least 1.20 to 1.00 for each of the four (4) fiscal quarters in the period ended one year after the proposed date of consummation of such proposed Acquisition, or

(B) within three weeks of receipt of the due diligence information required by subclause (c) above if the Borrowers cannot otherwise satisfy the terms and conditions of subclause (A) immediately above.

(2) with regard to any individual Acquisition with aggregate consideration of less than or equal to $15,000,000:

(a)  no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b)  no Indebtedness will be incurred, assumed, or would exist with respect to any Borrower or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (f) or (g) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Borrower or its Subsidiaries as a result of such Acquisition other than Permitted Liens,

(c)  (i) after giving effect to the payments associated with such Permitted Acquisition, Excess Availability shall be no less than $10,000,000, and (ii) the Administrative Borrower shall have delivered a certificate to Agent including a reasonably detailed calculation of the foregoing,

(d)  Borrowers have provided Agent with written notice of the proposed Acquisition at least 10 days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(e)  the assets being acquired (other than a de minimis amount of assets in relation to Borrowers’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrowers and their Subsidiaries or a business reasonably related thereto, and

(f)  the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12 of the Agreement, as applicable, of the Agreement and, in the case of an acquisition of Equity Interests, the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties.”

n)	Subclause (p) of the definition of “Permitted Dispositions” is hereby deleted in its entirety, and the following substituted in its stead:

“(p)sales or dispositions of any Real Property Collateral, including, without limitation, sale-leaseback transactions,”

o)

The definition of “Permitted Indebtedness” is hereby amended by (1) deleting the word “and” from the end of subclause (v), (2) replacing the period at the end of subclause (w) with a reference to “; and” and (3) adding the following new subclause (x) at the end thereof:

“(x)the MSSF Term Loan (or any Refinancing thereof).”

p)	The definition of “Permitted Intercompany Advances” is hereby deleted in its entirety, and the following substituted in its stead:

““Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party; (b) a Subsidiary of a Borrower that is not a Loan Party to another Subsidiary of a Borrower that is not a Loan Party; (c) a Subsidiary of a Borrower that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement; and (d) a Loan Party to a Subsidiary of a Borrower that is not a Loan Party from cash proceeds not derived from Revolving Loans,  provided that, a Loan Party may utilize the proceeds from any Revolving Loans to make such loans to a Subsidiary of a Borrower that is not a Loan Party if the amount of the proposed loan when aggregated with (y) any other Permitted Investments in any Unrestricted Subsidiaries made after the First Amendment Effective Date and (z) the amount of all Permitted Intercompany Advances by a Loan Party to a Subsidiary of a Borrower that is not a Loan Party made after the First Amendment Effective Date is less than or equal to $200,000,000;  provided further that if the foregoing $200,000,000 limitation has not been exceeded, in order for Loan Parties to utilize the proceeds from any Revolving Loans to make such loans to a Subsidiary of a Borrower that is not a Loan Party, (i) Borrowers must satisfy the First Amendment Payment Conditions, as determined by Agent in its Permitted Discretion, with regard to each such loan, and (ii) the Administrative Borrower shall have delivered a certificate to Agent including a reasonably detailed calculation of such First Amendment Payment Conditions.”

q)	The definition of “Permitted Investments” is hereby amended by (1) deleting “and” at the end of subclause (o), and (2) deleting subclause (q) in its entirety and replacing it with the following:

(p) provided that no Event of Default has occurred and is continuing or would result therefrom, Investments in any Unrestricted Subsidiaries which are made from cash proceeds not derived from Revolving Loans; provided further that, Borrowers may utilize the proceeds from any Revolving Loans to make such Investments if the amount of the proposed Investment when aggregated with (y) any other Investments in any Unrestricted Subsidiaries made after the First Amendment Effective Date and (z) the amount of all Permitted Intercompany Advances made by a Loan Party to a Subsidiary of a Borrower that is not a Loan Party after the First Amendment Effective Date is less than or equal to $200,000,000;  provided further that if the foregoing $200,000,000 limitation has not been exceeded, in order for Borrowers to utilize the proceeds from any Revolving Loans to make such Investments, (i) Borrowers must satisfy the First Amendment Payment Conditions, as determined by Agent in its Permitted Discretion, with regard to each such Investment, and (ii) the Administrative Borrower shall have delivered a certificate to Agent including a reasonably detailed calculation of such First Amendment Payment Conditions,  and

(q) provided that no Event of Default has occurred and is continuing or would result therefrom, any other Investments made after the Closing Date which are not otherwise addressed in the preceding subclauses (a) through (p), so long as (i) Borrowers have satisfied the Payment Conditions, as determined by Agent in its Permitted Discretion, with regard to each Permitted Investment, and (ii) the Administrative Borrower shall have delivered a certificate to Agent including a reasonably detailed calculation of such Payment Conditions.”

r)

The definition of “Permitted Liens” is hereby amended by (1) deleting the word “and” from the end of subclause (s), (2) replacing the period at the end of subclause (t) with a reference to “; and” and (3) adding the following new subclause (u) at the end thereof:

“(u)Liens securing the MSSF Term Loan (or any Refinancing thereof) to the extent such Liens are permitted by the Intercreditor Agreement.”

s)	The definition of “Real Property Documents” is hereby deleted in its entirety, and the following substituted in its stead:

““Real Property Documents”:   with respect to any Real Property Collateral subject to a Mortgage, the following, in form and substance satisfactory to Agent and received by Agent (or, with respect to clause (d) below, Agent shall provide a copy to each Lender) for review at least five (5) days prior to the effective date of the Mortgage:  (a) a mortgagee title policy (or pro forma binder therefor) covering Agent’s interest under the Mortgage, by an insurer acceptable to Agent, Agent hereby approving First American Title Insurance Company, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may reasonably require with respect to other Persons having an interest in the Real Property relating to Mortgages that are required to be delivered to Agent after the Closing Date, in forms that are commercially reasonable, mutually acceptable to Borrower and Agent and subject to approval by any such other applicable Persons; (c) a current, as-built survey of the Real Property, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to Agent, Agent hereby approving Feldman Land Surveyors solely with regard to surveys required to be delivered to Agent on or prior to the Closing Date; (d) a life-of-loan flood hazard determination and, if the Real Property is located in a special flood hazard area, an acknowledged notice to borrower and flood insurance by an insurer acceptable to Agent in a minimum amount as to comply with applicable law, including, without limitation, the Flood Disaster Protection Act of 1973, as amended; (e) a current appraisal of the Real Property, prepared by an appraiser, and in form and substance satisfactory to Agent, including, without limitation, any appraisal required to comply with FIRREA; (f) an environmental assessment, prepared by environmental engineers acceptable to Agent; and (g) such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Property.”

t)	The definition of “Sanctioned Person” is hereby deleted in its entirety, and the following substituted in its stead:

““Sanctioned Person”  means (a) any Person named on the list of Specially Designated Nationals maintained by OFAC or any other sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State or the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person subject to economic or financial sanctions or trade embargoes or other restrictive measures imposed, administered, enacted or enforced from time to time under the United Nations Act of Canada, the Special Economic Measures Act of Canada, the Export and Import Permits Act of Canada or any other applicable law and all successors thereto and regulations thereunder or (c) any Person wholly owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).”

u)	The definition of “Third Party Equipment” shall be deleted in its entirety.
v)	The definition of “Triggering Event” is hereby deleted in its entirety, and the following substituted in its stead:

““Triggering Event means the date on which (a) an Event of Default occurs, or (b) Revolver Usage is at any time greater than $30,000,000, or (c) Excess Availability is less than the greater of (i) 50% of the Borrowing Base and (ii) $25,000,000.”

(s)	Schedule 1.1 (Definitions) to the Credit Agreement is hereby amended by inserting the following new definitions in their applicable alphabetical order:
a)	““ABL Priority Collateral” has the meaning ascribed thereto in the Intercreditor Agreement.”

b)

““Bank Product Obligations”  means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Borrower and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Borrower or its Subsidiaries; provided, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, if the applicable Bank Product Provider is any Person other than Wells Fargo or its Affiliates, then the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to a Borrower or its Subsidiaries.”

c)	““First Amendment” means that certain Consent and First Amendment to Credit Agreement dated as of the First Amendment Effective Date by and among the Borrowers, the Agent, and the Lenders.”
d)	““First Amendment Effective Date” means October 4, 2017.”
e)	““First Amendment Payment Conditions” means the following conditions with respect to any applicable payments:

(a) before and after giving effect to such payment, no Default or Event of Default shall have occurred and be continuing; and

(b)  after giving effect to such payment, Excess Availability shall be no less than $30,000,000, and the Administrative Borrower shall have delivered a certificate to Agent including a reasonably detailed calculation of the foregoing.”

f)	““Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the First Amendment Effective Date by and between Agent and MSSF and acknowledged by the Loan Parties.”
g)	““Inventory Sublimit” means $37,500,000.

h)	““JPM” means JPMorgan Chase Bank, N.A., a national banking association.”
i)	““MSSF” means Morgan Stanley Senior Funding, Inc.”
j)	““MSSF ECF Payments” has the meaning set forth in Section 6.6(a).
k)

““MSSF Loan Agreement”  means that certain Credit Agreement dated as of the First Amendment Effective Date by and between MSSF, in its capacities as administrative agent and collateral agent, certain other lenders party thereto, and the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent not prohibited by the Intercreditor Agreement.”

l)	““MSSF Loan Documents” means the “Loan Documents” as defined in the MSSF Loan Agreement.”
m)

““MSSF Term Loan”  means that certain term loan in the maximum principal amount of $200,000,000 (subject to increases of principal to the extent not prohibited by the Intercreditor Agreement) made by MSSF, in its capacity as agent, certain other lenders party thereto, and the Loan Parties, pursuant to the Terms and Conditions of the MSSF Loan Documents.”

n)	““Refinancing” has the meaning ascribed thereto in the Intercreditor Agreement.”
o)	““Term Loan Priority Collateral” has the meaning ascribed thereto in the Intercreditor Agreement.”
(t)	Schedule C-1 (Commitments) to the Credit Agreement is hereby deleted in its entirety, and the following substituted in its stead:

“Schedule C-1 Commitments”

Lender	Revolver Commitment	Total Commitment
Wells Fargo Bank, National Association	$50,000,000.00	$50,000,000.00
JPMorgan Chase Bank, N.A.	$25,000,000.00	$25,000,000.00
All Lenders	$75,000,000.00	$75,000,000.00

(u)	Schedule 4.14 (Permitted Indebtedness) to the Credit Agreement is hereby deleted in its entirety, and the following substituted in its stead:

“Schedule 4.14

Permitted Indebtedness

None.”

(v)

A new Schedule L-1 (First Amendment Effective Date Letters of Credit) to the Credit Agreement is hereby attached to the Credit Agreement, in the applicable alphanumerical order, in the form of Schedule L-1 attached hereto.

5. Ratification of Loan Documents.  Except as specifically amended by this Amendment, all of the terms and conditions of the Credit Agreement and of each of the other Loan Documents shall remain in full force and effect.  Each Borrower hereby ratifies, confirms, and reaffirms all of the representations, warranties and covenants contained therein.  Each Borrower, as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Borrower grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) to the extent such Borrower granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. Further, each Borrower warrants and represents that no Default or Event of Default exists or will result from the consummation of the transactions contemplated by this Agreement, and nothing contained herein shall be deemed to constitute a waiver by the Agent or any Lender of any Default or Event of Default which may nonetheless exist as of the date hereof.

6. Breach.  Without limiting the provisions of the Loan Documents, a breach of any agreement, covenant, warranty, representation or certification of the Borrowers under this Amendment and/or the failure of the Borrowers to perform their obligations under this Amendment shall constitute an Event of Default under the Credit Agreement.

7. Waiver.  The Borrowers acknowledge, confirm and agree that they have no claims, counterclaims, offsets, defenses or causes of action against the Agent or any Lender with respect to amounts outstanding under the Credit Agreement or otherwise.  To the extent such claims, counterclaims, offsets, defenses and/or causes of actions should exist, whether known or unknown, at law or in equity, each of the Borrowers hereby WAIVES the same and RELEASES the Agent and the Lenders from any and all liability in connection therewith.

8. Conditions Precedent to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the satisfaction of the Agent:

(a)	This Amendment shall have been duly executed and delivered by the respective parties hereto, and shall be in full force and effect and shall be in form and substance satisfactory to the Agent.
(b)

All actions on the part of the Borrowers necessary for the valid execution, delivery and performance by the Borrowers of this Amendment and all other documentation, instruments, and agreements to be executed in connection herewith shall have been duly and effectively taken and evidence thereof satisfactory to the Agent shall have been provided to the Agent.

(c)

The Agent shall have received from the Borrowers an amendment fee in the amount of Seventy-Five Thousand Dollars ($75,000.00) (the “Amendment Fee”).  The Amendment Fee shall be fully and irrevocably earned by the Agent upon execution of this Amendment, and is non-refundable to the Borrowers.

(d)	The Borrowers shall have delivered to the Agent true and complete copies of the MSSF Loan Documents.
(e)	The Agent and MSSF shall have entered into the Intercreditor Agreement, and the Borrowers shall have executed an acknowledgment of same.
(f)

The Borrowers shall have made all required payments relating to the deletion of the Fixed Asset Availability from the Borrowing Base so as to maintain compliance with Section 2.1(a) of the Credit Agreement.

(g)	No Event of Default shall have occurred and be continuing.
(h)

The Borrowers shall have paid to the Agent all costs and expenses of the Agent, including, without limitation, reasonable attorneys’ fees, in connection with the preparation, negotiation, execution and delivery of this Amendment.

(i)	JPM shall have received all fees payable to JPM from Wells Fargo in connection with entering into this Amendment and becoming a Lender under the Credit Agreement and the other Loan Documents.
(j)	The Borrowers shall have executed and delivered to the Agent such additional documents, instruments, and agreements as the Agent may reasonably request.
9. Miscellaneous.
(a)

This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.    Each counterpart may be delivered in original, facsimile or electronic (e.g., “.tif” or “.pdf”) form.

(b)

This Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby.  No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(c)

Any determination that any provision of this Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Amendment.

(d)

The Borrowers warrant and represent that the Borrowers have consulted with independent legal counsel of the Borrowers’ selection in connection with this Amendment, and the Borrowers are not relying on any representations or warranties of the Borrowers or its counsel in entering into this Amendment.

(e)

THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT AND ANY DISPUTE ARISING OUT OF THE RELATIONSHIP BETWEEN THE PARTIES HERETO, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK  (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW).

(f)	This Amendment shall constitute a Loan Document for all purposes.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment as a sealed instrument by their respective duly authorized officers.

BORROWERS:	BROOKS AUTOMATION, INC.

By: /s/ Lindon G. Robertson Name: Lindon G. Robertson Title: EVP & CFO

BIOSTORAGE TECHNOLOGIES, INC.

By: /s/ Lindon G. Robertson Name: Lindon G. Robertson Title: EVP & CFO

[CONTINUED ON NEXT PAGE]

AGENT, Lender and ISSUING BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Jonathan Boynton Name: Jonathan Boynton Title: VP, Relationship Mgr.

[CONTINUED ON NEXT PAGE]

LENDER and ISSUING BANK:	JPMORGAN CHASE BANK, N.A.

By: /s/ John Lee Name: John Lee Title: Authorized Officer

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